Exhibit 99.1        Press Release dated April 27, 2020

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2020 FIRST QUARTER FINANCIAL RESULTS AND BUSINESS UPDATE IN RESPONSE TO COVID-19

Pleasanton, CA – April 27, 2020 -

●	Net sales of $283.7 million increased 9.4% year-over-year on stronger sales volumes
●	Strong gross margin of 45.7% improved 320 basis points year-over-year
●	Operating profit of $49.4 million increased 64.4% year-over-year
●	Diluted earnings per share of $0.83 increased 66.0% year-over-year
●	Repurchased $62.7 million of the Company's common stock during the quarter
●	Declared a $0.23 per share cash dividend
●	Withdrawing 2020 Plan targets and financial outlook due to COVID-19

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the first quarter of 2020. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended March 31, 2020 with the quarter ended March 31, 2019.

2020 First Quarter Financial Highlights

•	Consolidated net sales of $283.7 million increased 9.4% from $259.2 million.

◦	North America net sales of $249.1 million increased 12.5% from $221.4 million, primarily due to higher sales volume. Canada's net sales were negatively impacted by foreign currency translation.

◦
Europe net sales of $32.7 million decreased 8.5% from $35.8 million primarily due to lower sales volumes. Net sales were impacted by approximately $1.0 million of negative foreign currency translations resulting from some Europe currencies weakening against the United States dollar. In local currency, Europe net sales decreased.

•	Consolidated gross profit of $129.7 million increased 17.6% from $110.3 million. Gross margin increased to 45.7% from 42.5%.

◦
North America gross margin increased to 47.7% from 44.4%, primarily due to decreases in material costs and factory and overhead costs (on higher production), partly offset by higher warehouse and shipping costs, each as a percentage of net sales.

◦
Europe gross margin increased to 32.7% from 32.3%, primarily due to decreases in material costs, partly offset by higher labor, factory and overhead costs, shipping and warehouse costs, each as a percentage of net sales.

•
Consolidated income from operations of $49.4 million increased 64.4% from $30.0 million. The increase was primarily due to the increase in gross profit. Consolidated operating margin increased to 17.4% from 11.6%.

◦	North America income from operations of $53.6 million increased from $32.8 million, primarily due to the increase in gross profit and slightly lower operating expenses.

◦	Europe loss from operations was $1.7 million compared to a loss of $0.4 million, primarily due to lower net sales and increased cash profit sharing, severance and amortization expenses.

•	The Company's effective income tax rate decreased to 21.3% from 22.5%.

•	Consolidated net income was $36.8 million, or $0.83 per diluted share of the Company's common stock, compared to net income of $22.7 million, or $0.50 per diluted share.

•	Cash flow provided by operating activities increased approximately $7.1 million to $16.8 million from $9.6 million.

•
Cash flow used in investing activities decreased approximately $4.6 million to $6.2 million from $10.8 million. Capital expenditures were approximately $6.8 million compared to $7.4 million. Given current circumstances, the Company is heightening its focus on tightly managing all expenses and planned capital expenditures.

Management Commentary

“We delivered a solid first quarter both operationally and financially with sales of $283.7 million improving 9.4% year-over-year on higher sales volume in North America,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Our gross margin was strong at 45.7%, an improvement of 320 basis points year-over-year largely due to sales mix and lower material costs. Our gross margin, coupled with relatively flat operating expenses, helped generate operating income of $49.4 million, up 64.4% year–over–year, and strong earnings of $0.83 per diluted share, up 66.0% year–over–year. We also completed the final phase of the SAP implementation in our major U.S.–based sales organizations during the quarter with the successful on–boarding of our Stockton manufacturing facility.”

Mrs. Colonias continued, “Our thoughts go out to all of those who have been impacted by the COVID-19 pandemic. The health, safety and wellbeing of our employees, their families, our customers and our communities remains our top priority. We took immediate action at the onset of this crisis, implementing preparedness plans to keep our employees and customers healthy and safe, as well as to ensure continued operations and business continuity across our global network. While government authorities in the countries and states where we operate have issued various and differing shelter in place and other similar governmental orders, in many of those locations our products and services are classified as an essential business and all of our North America manufacturing and distribution facilities continue to operate in accordance with those orders. However in late March, two of our larger European manufacturing facilities in the United Kingdom and France were ordered to cease nearly all operations, forcing us to temporarily furlough many of those affected employees. We have every intention of being able to bring those employees back to work when the timing is right. Our supply chain partners have been very supportive and continue to do their part to ensure that service levels to our customers remain strong. To date, we have not experienced any supply-chain disruptions related to COVID-19 and have been able to meet our customers’ needs.”

Mrs. Colonias concluded, “Due to the significant level of uncertainty regarding future market conditions surrounding COVID-19, we have chosen to withdraw our previously issued annual 2020 outlook as well as the financial targets associated with our “2020 Plan.” While this situation is highly unique, we believe our strong balance sheet, combined with the investments we have made in adjacent products and markets to diversify our business, and our recent cost rationalization efforts have positioned us to emerge on the other side of this crisis from a position of strength. We ended the quarter with nearly $306 million in cash on hand after drawing down $150 million on our $300 million revolving credit facility as a precautionary measure to preserve financial flexibility. We have proactively taken measures to ensure we maintain our strong financial position, including implementing a hiring freeze and adjusting employee hours based on lower production levels in the near term. We will also remain conservative in our capital allocation approach with a focus on cash preservation.”

Corporate Developments

•
As previously announced, in March 2020, the Company borrowed $150 million from its $300 million revolving credit facility and has approximately $150 million of remaining borrowing capacity under its revolving credit facility.

•
During the first quarter of 2020, the Company repurchased 902,340 shares of the Company's common stock in the open market at an average price of $69.46 per share, for a total of $62.7 million. As of March 31, 2020, approximately $37.3 million remained available for repurchase under the previously announced $100.0 million share repurchase authorization (which expires at the end of 2020). Given current circumstances, the Company has temporarily suspended its share repurchase program.

•
On April 23, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend will be payable on July 23, 2020 to the Company's stockholders of record as of July 2, 2020.

Business Outlook

During the first quarter of 2020, the execution of the Company's 2020 Plan continued to deliver financial and operational efficiencies. The rapidly developing COVID-19 pandemic has generated significant uncertainty in the economy and for the Company's outlook for the full year of 2020. While the magnitude and duration of the outbreak, including its impact on its operations, supply chain partners and general economic conditions, is uncertain, the Company is continuing to monitor the impact of the pandemic on its operations and financial condition, which was not significantly adversely impacted in the first quarter of 2020. Given the uncertainties surrounding the impact of COVID-19 on its business, which may include the economic impact on the Company's operations, consumers, suppliers and vendors, Simpson is withdrawing its prior full year 2020 guidance issued on February 3, 2020, as well as the financial targets associated with its "2020 Plan." The Company is unable to provide updated full year 2020 guidance at this time.

A significant portion of the Company's total product sales is dependent on housing starts and its business, financial condition and results of operations depends significantly on the level of housing and residential construction activity, which is expected to be negatively affected by the COVID-19 outbreak and pandemic. In the month of April, sales declined compared to March levels due to lower demand from the anticipated slowdown in housing starts and general construction activity. Declines in housing and residential construction, such as housing starts and home improvement projects, which generally occur during economic downturns, have in the past significantly reduced, and in the future can be expected to reduce, the demand for, and net sales, of the Company's products.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s first quarter 2020 financial results conference call on Monday, April 27, 2020, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=138725 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, May 11, 2020, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13700860. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's Web site.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of COVID-19 on our operations and supply chain, and the operations of our customers, suppliers and business partners and those discussed under Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K and subsequent filings with the SEC. To the extent that COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of such risk and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2020	2019
Net sales	$283,668	$259,244
Cost of sales	154,002	148,990
Gross profit	129,666	110,254
Research and development and engineering expense	13,382	12,260
Selling expense	28,527	28,112
General and administrative expense	38,471	39,549
Total operating expenses	80,380	79,921
Loss (gain) on disposal of assets	(64)	310
Income from operations	49,350	30,023
Interest expense, net and other	(2,533)	(763)
Income before taxes	46,817	29,260
Provision for income taxes	9,991	6,598
Net income	$36,826	$22,662
Earnings per common share:
Basic	$0.84	$0.51
Diluted	$0.83	$0.50
Weighted average shares outstanding:
Basic	44,099	44,874
Diluted	44,286	45,213
Cash dividend declared per common share	$0.23	$0.22
Other data:
Depreciation and amortization	$9,734	$9,758
Pre-tax equity-based compensation expense	$277	$4,105

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	March 31,		December 31,
(Amounts in thousands)	2020	2019	2019
Cash and cash equivalents	$305,791	$113,407	$230,210
Trade accounts receivable, net	168,736	173,140	139,364
Inventories	255,720	272,459	251,907
Assets held for sale	—	2,546	—
Other current assets	21,736	14,186	19,426
Total current assets	751,983	575,738	640,907
Property, plant and equipment, net	246,941	251,398	249,012
Operating lease right-of-use assets	33,725	34,324	35,436
Goodwill	131,599	131,712	131,879
Other noncurrent assets	34,000	37,180	38,132
Total assets	$1,198,248	$1,030,352	$1,095,366
Trade accounts payable	$44,505	$35,549	$33,351
Accrued liabilities and other current liabilities	118,346	115,029	125,556
Total current liabilities	162,851	150,578	158,907
Operating lease liabilities, net of current portion	26,084	28,878	27,930
Long-term debt, net of current portion	150,000	—	—
Deferred income tax and other long-term liabilities	17,719	15,422	16,572
Stockholders' equity	841,594	835,474	891,957
Total liabilities and stockholders' equity	$1,198,248	$1,030,352	$1,095,366

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2020	2019	change*
Net Sales by Reporting Segment
North America	$249,050	$221,431	12.5%
Percentage of total net sales	87.8%	85.4%
Europe	32,732	35,780	(8.5)%
Percentage of total net sales	11.5%	13.8%
Asia/Pacific	1,886	2,033	(7.2)%
	$283,668	$259,244	9.4%
Net Sales by Product Group**
Wood Construction	$242,520	$217,613	11.4%
Percentage of total net sales	86%	84%
Concrete Construction	41,012	41,577	(1.4)%
Percentage of total net sales	14%	16%
Other	136	54	N/M
	$283,668	$259,244	9.4%
Gross Profit (Loss) by Reporting Segment
North America	$118,795	$98,397	20.7%
North America gross margin	47.7%	44.4%
Europe	10,701	11,555	(7.4)%
Europe gross margin	32.7%	32.3%
Asia/Pacific	167	319	(47.6)%
Administrative and all other	3	(17)	N/M
	$129,666	$110,254	17.6%
Income (Loss) from Operations
North America	$53,561	$32,814	63.2%
North America operating margin	21.5%	14.8%
Europe	(1,670)	(384)	N/M
Europe operating margin	(5.1)%	(1.1)%
Asia/Pacific	(604)	(542)	(11)%
Administrative and all other	(1,937)	(1,865)	N/M
	$49,350	$30,023	64.4%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400